Consent of Independent Accountants



To the Board of Directors of

Strong Heritage Reserve Series, Inc.

We consent to the incorporation by reference in Post-Effective Amendment No. 8 to the Registration Statement of Strong Heritage Reserve Series, Inc. on Form N-1A of our report dated April 8, 1998 on our audit of the financial statements and financial highlights of Strong Heritage Money Fund and Strong Step 1 Money Fund (each a series of Strong Heritage Reserve Series, Inc.), which report is included in the Annual Report to Shareholders for the year ended February 28, 1998, which is also incorporated by reference in the Registration Statement. We also consent to the reference to our Firm under the caption "Independent Accountants" in the Statement of Additional Information and in the "Financial Highlights" section of the Prospectus.





                                   COOPERS & LYBRAND L.L.P.

Milwaukee, Wisconsin

June 25, 1998





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